Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of January 28, 2024, is by and between Amazon.com, Inc., a Delaware corporation (“Parent”), Martin Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Amazon (“Merger Sub”), and iRobot Corporation, a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”). Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated as of August 4, 2022 (as amended and supplemented by that certain Amendment to Agreement and Plan of Merger, dated as of July 24, 2023, the “Merger Agreement”); and

WHEREAS, the Parties desire to terminate the Merger Agreement and release one another from certain claims pursuant to this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Termination. Effective as of the execution of this Agreement (the “Termination Time”) and without further action by any Party, but subject to receipt by the Company of the full amount of the Parent Termination Fee pursuant to Section 2 below, the Merger Agreement, including all schedules and exhibits thereto and all ancillary agreements contemplated thereby or entered pursuant thereto, is hereby terminated in its entirety in accordance with Section 8.1(a) of the Merger Agreement and shall be of no further force or effect whatsoever (the “Termination”); provided that notwithstanding the foregoing or anything in the Merger Agreement to the contrary, (a) the Confidentiality Agreement shall survive the termination of the Merger Agreement and shall remain in full force and effect in accordance with its terms and (b) Section 6.10, Section 9.4, Section 9.5(a), Section 9.6 through Section 9.8, and Section 9.11 through Section 9.14 of the Merger Agreement shall continue in effect in accordance with their terms.

2. Termination Fee. Parent agrees to pay the Company, within two (2) Business Days of the execution and delivery of this Agreement and in consideration of the agreements made herein, the Parent Termination Fee amount of ninety-four million dollars ($94,000,000) by wire transfer of immediately available funds to an account designated in writing by the Company. The Parties agree that upon receipt of such payment by the Company, Parent and Merger Sub shall have satisfied all payment obligations under the Merger Agreement, including Section 8.2 thereof. The payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company, its Subsidiaries, controlled Affiliates, officers, directors and employees against Parent, Merger Sub and any of their respective Affiliates and Representatives for any loss or damage suffered as a result of the failure of the transactions contemplated by the Merger Agreement or for a breach of, or failure to perform under, the Merger Agreement or any certificate or other document delivered in connection therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection therewith. Upon payment of the Parent Termination Fee, each of Parent and Merger Sub (and Parent’s Affiliates and its and their respective stockholders and Representatives) shall have no further liability or obligation relating to or arising out of the Merger Agreement, in law, equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub or any of Parent’s Subsidiaries or any of their respective partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with the Merger Agreement or the transactions contemplated thereby.

3. Mutual Release; Disclaimer of Liability. Effective as of the Termination Time, but subject to receipt by the Company of the full amount of the Parent Termination Fee, the Company, on the one hand, and Parent and Merger Sub, on the other hand, each on behalf of itself and, to the maximum extent permitted by Law, on behalf of each of its respective former, current or future Subsidiaries, Affiliates, assignees, Representatives, agents, auditors, insurers, stockholders and advisors and the heirs, predecessors, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully, unequivocally and irrevocably release and forever discharge, as applicable, Parent and Merger Sub (in the case of the Company) or the Company (in the case of Parent and Merger Sub), and, in each case, each of its or their respective former, current or future Subsidiaries, Affiliates, assignees, Representatives, agents, auditors, insurers, stockholders and advisors and the heirs, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of actions, suits, liens, obligations, accounts, debts, demands, agreements, promises, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, whether based on any Law or right of action, known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to the Merger Agreement, the transactions contemplated therein or thereby, the Termination or any matter forming the basis for the Termination (collectively, but excluding the Specified Retained Claims, the “Released Claims”).

The Parties, on behalf of themselves and their respective Releasors, acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the Parties might have affected the Parties’ settlement. EACH OF THE RELEASORS HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT

PERMITTED BY LAW THE PROVISIONS, RIGHTS AND BENEFITS OF CALIFORNIA CIVIL CODE SECTION 1542 (OR ANY SIMILAR LAW), WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Parties acknowledge and agree that the inclusion of this paragraph was separately bargained for and is a key element of this Agreement.

Notwithstanding anything herein to the contrary, nothing in this Section 3 shall (x) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or constitute a waiver or release by any Party of any Claim or rights arising under or related to this Agreement or (y) constitute a waiver or release by any Party from the obligations under, or any Claim arising under or related to, or apply to any action by any Party to enforce the rights and obligations imposed pursuant to, the Confidentiality Agreement (the “Specified Retained Claims”). If Parent fails to promptly pay the Parent Termination Fee pursuant to this Agreement, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for payment of Parent Termination Fee, or any portion thereof, Parent shall pay to the Company all costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal in effect on the date such payment is required to be made from such date through the date of full payment thereof.

4. Covenant Not to Sue. Each of the Company, Parent and Merger Sub on behalf of itself and its Releasors covenants not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross claim, or counterclaim. Any Releasee may plead this Agreement as a complete bar to any such Released Claim brought in derogation of this covenant not to sue. The covenants contained in this Section 4 shall become effective on the date hereof and shall survive this Agreement indefinitely regardless of any statute of limitations, but the covenants contained in this Section 4 shall terminate automatically as to the Company if the Company does not receive the full amount of the Parent Termination Fee in accordance with Section 2 hereof.

5. Publicity. Each Party agrees that the joint press release to be issued by the Company and Parent in connection with this Agreement shall be in the form attached hereto as Exhibit A. Thereafter, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or make any other public announcement or public statement with respect to the transactions contemplated by the Merger Agreement, the Termination or this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent (i) the press release, public announcement or public statement, including, but not limited to, any announcement or statement by the Company or Parent or any of their respective Subsidiaries to any Governmental Authority, investor, customer or business partner of such Party, or equity research analyst, contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 5 or (ii) any disclosure is required by applicable Law or the requirements of NASDAQ, in which case the issuing Party shall use its reasonable best efforts to consult with the other Party before issuing any press release or making any such public announcements or public statements, it being understood that the Company shall be permitted to file or furnish this Agreement with the Securities and Exchange Commission in accordance with applicable Law.

6. Representations and Warranties. Each Party represents and warrants to the other that: (a) such Party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

7. Further Assurances. Each Party shall, and shall cause its Subsidiaries and Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority in connection with any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders sought under any Antitrust Law or Foreign Investment Law in connection with the Merger.

8. Third-Party Beneficiaries. Except for the provisions of Section 3 and Section 4, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.

9. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof.

10. Miscellaneous. The provisions of Sections 9.2 (Modification or Amendment), 9.3 (Waiver), 9.4 (Counterparts), 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance), 9.6 (Notices), 9.12 (Severability), 9.13 (Interpretation; Construction), and 9.14 (Successors and Assigns) of the Merger Agreement are hereby incorporated into this Agreement by reference, and shall apply hereto as though set forth herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company caused this Agreement to be executed as of the date first written above.

AMAZON.COM, INC.

By:	/s/ Peter Krawiec
Name:	Peter Krawiec
Title:	Senior Vice President, Worldwide Corporate Development

IROBOT CORPORATION

By:	/s/ Glen D. Weinstein
Name:	Glen D. Weinstein
Title:	Interim Chief Executive Officer

MARTIN MERGER SUB, INC.

By:	/s/ Peter Krawiec
Name:	Peter Krawiec
Title:	President

[Signature page to Termination Agreement]

Exhibit A

Joint Press Release

(see Exhibit 99.1 filed herewith)